UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):
April 8, 2019

Blockchain Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51126	88-0355407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

1632 First Ave #325 New York, NY	10028
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 866-995-7521

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

On April 8, 2019, the board of directors (the “Board”) of Blockchain Industries, Inc. (the “Company”), following discussion by the board of directors (the “Board”) with the Company’s independent registered public accounting firm, BF Borgers CPA PC (“Borgers”), concluded that the following previously filed financial statements of the Company should not be relied upon:

●
The Company’s unaudited financial statements for the quarterly period ended January 31, 2018, contained in the Company’s Quarterly Reports on Form 10-Q, originally filed with the Securities and Exchange Commission (“SEC”) on March 19, 2018 (the “Q3 Report”), as amended by Amendment No. 1 to the Q3 Report on June 22, 2018 (“Amendment No. 1”) and as amended by Amendment No. 2 to the Q3 Report on November 2, 2018 (“Amendment No. 2”).

The conclusion to prevent future reliance on the aforementioned financial statements resulted from the determination that the Q3 Report, Amendment No. 1 and Amendment No. 2 failed to properly account for the Company’s 2-for-1 forward stock split, stock-based compensation expense and a note receivable as part of the previously disclosed AutoLotto Agreement. Specifically, the Company has determined that:

i.
Certain components of the Company’s shareholders’ equity (deficit) had not been adjusted for the Company’s 2-for-1 forward stock split effected on January 16, 2018. As a result, both Additional Paid in Capital and Common Stock as reported on the Company’s Balance Sheets as of January 31, 2018 and April 30, 2017 were adjusted to reflect outstanding shares at the appropriate par value per share;
ii.
The Company adopted ASU 2014-09 Revenue From Contracts With Customers (Topic 606) and, as such, we analyze obligations on contracts with customers, assessing the transaction price and recording revenue accordingly. During the nine months ended January 31, 2018, we had one contract with a customer to provide services;
iii.
The Company had incorrectly accounted for stock-based compensation expense and recorded a total of approximately $18.8 million. The Company corrected the stock-based compensation expense to accurately reflect $166,603 in the statement of operations and cash flows in Amendment No. 1. However, the Company failed to update the disclosure in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Amendment No. 1 to reflect the change.
iv.
As previously disclosed on January 17, 2018, the Company entered into a Promissory Note Agreement (the “AutoLotto Agreement”) with AutoLotto, Inc. Under the terms of the AutoLotto Agreement the Company funded AutoLotto $250,000 during the period ended January 31, 2018. The Company incorrectly classified $250,000 funded to AutoLotto, Inc. as part of the AutoLotto Agreement as an in investment in available-for-sale securities on the Company’s balance sheet. This amount should have been recorded as a Note receivable from AutoLotto at January 31, 2018.

The conclusion to prevent future reliance on the aforementioned financial statements resulted from conversation stemming from a comment letter received by the Company from the United States Securities and Exchange Commission regarding the Q3 Report, Amendment No.1 and Amendment No. 2.

The Company continues to review certain other historical transactions which could result in additional adjustments to the Q3 Report, Amendment No.1 and Amendment No. 2 and which also could result in additional prior period financial statements that can no longer be relied upon. The Company will, as soon as is practicable, make adjustments as appropriate to those periods.

The Board discussed the matters described in this Item 4.02 with representatives of Borgers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blockchain Industries, Inc.

Date: June 24, 2019	By:	/s/ Robert Kalkstein
Robert Kalkstein
Principal Financial Officer

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